SOURCE CAPITAL, INC.

RESULTS OF ANNUAL MEETING

Following is a list of matters voted upon and the results of those votes cast at the annual meeting of shareholders held May 7, 2007:

1. With respect to the election of four directors by the holders of Common Stock, $1.00 par value, and election of two directors by the holders of $2.40 Cumulative Preferred Stock, $3.00 par value:

Votes For Votes
Withheld
Common

Eric S. Ende
7,088,503
109,033
Thomas P. Merrick
7,107,605
109,033
David Rees
7,079,796
109,033
Lawrence J. Sheehan
7,063,560
109,033

Preferred

Willard H. Altman, Jr
1,710,717
38,994
Paul G. Schloemer
1,712,129
38,994